Exhibit 5.1

[Letterhead of Burns & Levinson LLP]

May 3, 2019

EyeGate Pharmaceuticals, Inc.

271 Waverley Oaks Road
Suite 108
Waltham, MA 02452

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Eyegate Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 350,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), pursuant to the Company’s 2014 Equity Incentive Plan (as amended, the “Plan”).

In connection with this opinion, we have examined and relied upon our review of (a) the Registration Statement and related prospectuses, (b) the Plan, (c) the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Shares are issued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Burns & Levinson LLP

Burns & Levinson LLP